Exhibit 99.2.5


                             HEADWATERS INCORPORATED
                             STOCK OPTION AGREEMENT


         You have been granted an Option to purchase shares of common stock of Headwaters Incorporated, a Delaware corporation ("Headwaters Incorporated"). The terms and conditions of the Option are set forth in this cover sheet, in the attachment and otherwise governed by, but not issued under the Headwaters Incorporated 2002 Stock Incentive Plan (the "Plan").

Name of Optionee:                        Craig Hickman

Total Number of Shares Granted:          50,000

Exercise Price Per Share:                $13.85

Date of Grant:                           15 June 2002

Vesting Start Date:                      15 June 2003

Vesting Schedule:                        This Option vests over a three-year
                                         period as follows: One-third of the
                                         Option vests on each of 15 June 2003,
                                         15 June 2004, and 15 June 2005.

Expiration Date:                         15 June 2012


By your signature and the signature of Headwaters Incorporated's representative below, you and Headwaters Incorporated agree that this Option is granted under and governed by the terms and conditions described in the attachment and in the Plan.

OPTIONEE:                                    Headwaters Incorporated

/s/ Craig Hickman                            By: /s/ Kirk A. Benson
-------------------------                       -------------------------
Craig Hickman                                Title: CEO
Print Name

                             HEADWATERS INCORPORATED
                             STOCK OPTION AGREEMENT


Tax Treatment              This Option is intended to be a nonstatutory option,
                           and will not qualify as an incentive stock option under section 422 of the Internal Revenue Code.

Vesting Your Option vests in installments, as provided in the cover sheet of this Agreement. After your Service has terminated for any reason, vesting of your Option immediately stops.

Term Your Option will expire in any event at the close of business at Headwaters Incorporated headquarters on the day before the 10th anniversary of the Date of Grant shown on the cover sheet (fifth anniversary for a 10% owner if the Option is an ISO). It will expire earlier if your Headwaters Incorporated service terminates, as described below.

Regular Termination        If your service as an employee, director, consultant
                           or advisor of Headwaters Incorporated (or any subsidiary) terminates for any reason except death or total and permanent disability, then your Option will expire at the close of business at Headwaters
                           Incorporated headquarters three months after your termination date.

Death If you die as an employee, director, consultant or advisor of Headwaters Incorporated or one of its subsidiaries, then your Option will expire at the close of business at Headwaters Incorporated's headquarters on the day before the anniversary of your date of death. During that one-year period, your estate or heirs may exercise your Option.

Disability                 If your service as an employee, director, consultant
                           or advisor of Headwaters Incorporated (or any subsidiary) terminates because of your total and permanent disability, then your Option will expire at the close of business at Headwaters Incorporated's headquarters on the day before the six month anniversary of your termination date.

                           "Total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Leaves of Absence          For purposes of this Option, your service does not
                           terminate when you go on a military leave, a sick leave or another bona fide leave of absence that was approved by Headwaters Incorporated in writing.
                           However, your service will be treated as terminating
                           90 days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract. Your service terminates in any event when the approved leave ends, unless you immediately return to active work.

                           Headwaters Incorporated determines which leaves count for this purpose.

Restrictions               Headwaters Incorporated will not permit you to
on Exercise                exercise this Option if the issuance of shares at
                           that time would violate any law or regulation.

Notice of Exercise         When you wish to exercise this Option, you must
                           notify Headwaters Incorporated by submitting the "Notice of Exercise" form provided by Headwaters
                           Incorporated to the address given on the form by mail or facsimile. Your notice must specify how many shares you wish to purchase and how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by Headwaters
                           Incorporated, together with the exercise price.

                           If someone else wants to exercise this Option after your death, that person must prove to Headwaters Incorporated' satisfaction that he or she is entitled to do so.

Form of Payment            When you submit your notice of exercise, you must
                           include payment of the Option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

                              o Your personal check, a cashier's check or a money order.

                              o Certificates for Headwaters Incorporated stock that you have owned more than six months, along with any forms needed to effect a transfer of the shares to Headwaters Incorporated. The value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option price. Instead of surrendering shares of Headwaters Incorporated stock, you may attest to ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the number of option shares issued to you.

Withholding Taxes          You will not be allowed to exercise this Option
                           unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of the Option exercise.

Restrictions on Resale     By signing this Agreement, you agree not to sell any
                           Option shares at a time when applicable laws or Headwaters Incorporated policies prohibit a sale.
                           This restriction will apply as long as you are an employee, director, consultant or advisor of Headwaters Incorporated or a subsidiary of Headwaters
                           Incorporated.

Transfer of Option         Prior to your death, only you may exercise this
                           Option. You cannot transfer or assign this Option.
                           For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or a written beneficiary designation. Such a designation must be filed with Headwaters
                           Incorporated on the proper form and will be recognized only if it is received at Headwaters
                           Incorporated headquarters before your death.

                           Regardless of any marital property settlement agreement, Headwaters Incorporated is not obligated to honor a notice of exercise from your former spouse, nor is Headwaters Incorporated obligated to recognize your former spouse's interest in your Option in any other way.

Retention Rights           Your Option or this Agreement do not give you the
                           right to be retained by Headwaters Incorporated or its subsidiaries in any capacity. Headwaters
                           Incorporated and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights         You, or your estate or heirs, have no rights as a
                           stockholder of Headwaters Incorporated until a certificate for your Option shares has been issued.
                           No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments                In the event of a stock split, stock dividend or a
                           similar change in Headwaters Incorporated stock, the number of shares covered by this Option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law             This Agreement will be interpreted and enforced under
                           the laws of the State of Delaware.

The Plan and Other         This Option is not issued under the Plan. However,
Agreements                 the terms and conditions of the Option will be the
                           same as the terms and conditions contained in the Plan. The text of the Headwaters Incorporated 2002
                           Stock Incentive Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and Headwaters Incorporated regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.



                  By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.